Exhibit 99.1

CIM Commercial Trust Corporation Raises $78.8 million in Rights Offering
DALLAS–June 25, 2021–CIM Commercial Trust Corporation (NASDAQ: CMCT and TASE: CMCT‑L) (“we”, “our”, “CMCT”, “CIM Commercial”, or the “Company”), announced the final results of its rights offering, which expired at 4:00 p.m., New York Time, on June 23, 2021.
The Company received subscription requests (including oversubscription requests) in respect of 8,521,589 shares of its common stock at a subscription price of $9.25 per share. Accordingly, the Company raised aggregate gross proceeds of approximately $78.8 million in the rights offering. The Company expects to issue the 8,521,589 shares of its common stock subscribed for in the rights offering on or about June 28, 2021.
About CIM Commercial
CIM Commercial is a real estate investment trust that primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. Its properties are primarily located in Los Angeles and the San Francisco Bay Area. CIM Commercial is operated by affiliates of CIM Group, L.P., a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and onsite property management capabilities (www.cimcommercial.com).
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the rights offering, including statements containing the words “will,” “expect,” and words of similar import. For a list and description of the risks and uncertainties inherent in forward-looking statements, see the Annual Report on Form 10-K (as amended) filed by the Company in respect of the fiscal year ended December 31, 2020, and the prospectus supplement relating to the rights offering filed by the Company with the SEC on June 10, 2021. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. CIM Commercial undertakes no obligation to publicly update or release any revisions to its forward-looking statements, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise, except as required by law.
For CIM Commercial Trust Corporation

Media Relations:
Karen Diehl, Diehl Communications, 310-741-9097
karen@diehlcommunications.com
or
Shareholder Relations:
Steve Altebrando, 646-652-8473
shareholders@cimcommercial.com